EXHIBIT NO. 10 (43)
RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
Originally effective January 1, 2001
This Restated Administrative Services Agreement (hereinafter the “Agreement”) is entered into by and between Continental Casualty Company (“CNA”), and CNA Surety Corporation (“Surety”) effective as of July 1, 2004.
RECITALS
(A)	WHEREAS, Surety and its subsidiaries operate and maintain personnel for the general purposes of engagement in the business of marketing, underwriting and administering certain types of insurance products and programs; and,

(B)	WHEREAS, Surety and its subsidiaries have certain specialized knowledge, capacity and regulatory compliance expertise in connection with the administration of insurance statutes and regulations that require processing of large volumes of information; and,

(C)	WHEREAS, CNA is a large enterprise which maintains the capacity to provide extensive administrative, financial and legal support services to Surety; and,

(D)	WHEREAS, CNA is the majority shareholder of Surety, owning approximately sixty — four percent (64%) of the stock of Surety; and,

(E)	WHEREAS, CNA and Surety each wish to purchase or have access to certain services to be provided by the other and the parties are willing to sell the services or provide access to those services to each other and the parties agree that each should compensate the other for its proportionate share of the other’s overhead which is required to support those services.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:
AGREEMENTS
1.	The parties shall purchase and/or have access to certain services provided by each other and shall compensate each other therefor in accordance with the provisions of this Agreement. Further, each party shall reimburse the other for the proportionate cost of the other’s administrative and overhead costs incurred in supporting the services provided pursuant to this Agreement. The assessment charged to reimburse such costs (hereinafter the “Management Fee”) represents each party’s share of the general and administrative corporate overhead pool of costs of the other party. The activities included in the pool of costs are broad in nature and apply to all Surety, Surety affiliates, CNA Financial Corporation (“CNAF”), CNA and CNA affiliate — majority owned operations.

2.	The CNA pool of costs includes expenses related to establishing senior staff direction and developing and promoting the corporate identity. Such expenses include, but are not limited to, the costs incurred by CNA which are related to all or parts of the following functions: Chairman’s Office, Human Resources, Information Technology, Corporate Finance, Loews Corporation Management Fee, Internal Audit, Capital Management, and other financial management activities. The CNA Management Fee will be based upon an agreed pool of costs. The CNA Management Fee is determined according to the same cost structure and according to the same allocation methods as CNA applies to other CNA insurance company affiliates and subsidiaries. Expenses incurred and payments received shall be allocated to Surety in accordance with customary insurance accounting practices consistently applied. The CNA Management Fee shall change each year based on the total CNA pool of costs.

3.	The Surety pool of costs includes, but is not limited to, costs incurred to process all CNA producer licenses and appointments and such other services as Surety may perform for CNA. The Surety Management Fee will be based upon an agreed pool of costs. The Surety Management Fee is determined according to the same cost structure and according to the same allocation methods as CNA applies to other CNA insurance company affiliates and subsidiaries. Expenses incurred and payments received shall be allocated to CNA in accordance with customary insurance accounting practices consistently applied. The Surety Management Fee shall change each year based on the total Surety pool of costs.

4.	Surety and any of its subsidiaries shall have the option of purchasing additional services from CNA at rates and with documentation to be negotiated by the parties. Surety will be charged by CNA and agrees to pay charges for intercompany services received by Surety at the same rates and according to the same allocation methods as CNA applies to other CNA insurance company affiliates and subsidiaries. Such rates shall be determined by and shall be substantially equivalent to the actual cost of providing said services.

5.	Surety and any of its subsidiaries shall also have the option to request support from an individual CNA “Strategic Business Unit” (“SBU”) for shared systems, such as database usage, facilities, or other services, and the terms would be negotiated at the time the support is requested.

6.	CNA and any of its affiliates shall have the option of purchasing additional services from Surety at rates and with documentation to be negotiated by the parties. CNA will be charged by Surety and agrees to pay charges for intercompany services received by CNA at the same rates and according to the same allocation methods as CNA applies to other CNA insurance company affiliates and subsidiaries. Such rates are determined by and substantially equivalent to the actual cost of providing said services.

7.	The charges to each party for services purchased under this Agreement will flow through its cost centers in each party’s ledger, and cash settlement will occur each month via wire transfer as part of the normal intercompany settlement process.

8.	This Agreement is not designed and should not be construed to cover any cost applicable to any insurance coverage that Surety may purchase from CNA for

Surety’s business or employees, which arrangement shall be documented by separate agreement.

9.	To the extent that CNA or any CNA affiliate or SBU and Surety have negotiated and entered into separate agreements for the provision of specific services to Surety and payment to CNA, the terms of those agreements shall remain unmodified by this Agreement and shall control.

10.	This Agreement shall be effective so long as CNA, CNAF or any combination thereof or their affiliates or shareholders shall continue to own a majority interest in Surety. This Agreement may be terminated by either party upon the provision of 30 days prior notice of such termination to the other party.

11.	All notices, deliveries of documents and other communications required or permitted to be given from one party to the other shall be in writing and, except as otherwise expressly herein provided, shall be effective upon mailing to the other by messenger delivery service (receipt signature required), by express delivery service (receipt signature required) or by United States mail, postage pre-paid, certified or registered mail with return receipt requested, addressed to the others as follows:
To Surety:	CNA Surety Corporation CNA Plaza — 13 South 333 S. Wabash Chicago, Illinois 60685 Attention: Chief Financial Officer

To CNA:	Continental Casualty Company CNA Center Chicago, Illinois 60685 Attention: Chief Financial Officer

with a copy to:	Continental Casualty Company CNA Center Chicago, Illinois 60685 Attention: General Counsel
12.	Notice shall be effective upon receipt in the case of messenger or express delivery service. Notice shall be effective three (3) business days after deposit in the United States mail in the case of certified or registered mail.

13.	This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. It is especially understood and agreed that this Agreement runs in perpetuity until terminated.

14.	This Agreement may be amended only by the written agreement of the parties.

15.	This Agreement is executed under and is to be construed by the laws of the State of Illinois applicable to contracts entered into in Illinois without regard to conflicts of laws or choice of law principles.

16.	Any portion of this Agreement in contravention of any applicable statute, regulation, directive, or any governmental ruling shall, without further action by the parties, be modified or deleted to the extent necessary to conform to such statute, regulation, directive or ruling.

17.	If any clause or any portion of this Agreement shall be unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portion of the Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

18.	The rights, duties and obligations hereunder are not assignable, delegable or assumable.

19.	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

20.	In accordance with the requirements of the Illinois Department of Insurance the parties agree to make available to the Director or his designees the books, records, and documents of both companies in relation to this agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their fully authorized respective officers this                      day of                                          , 2004.

Continental Casualty Company

By:		Attest:
	Title:		Its Assistant Secretary

CNA Surety Corporation

By:		Attest:
	Title:		Its Assistant Secretary

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